For Immediate Release

U.S. ENERGY CORP. PROVIDES OPERATIONAL UPDATE

RIVERTON, Wyoming – July 17, 2013 – U.S. Energy Corp. (NASDAQ Capital Market:  “USEG”) (the “Company”), today provided an operational update.

Operations Update

South Texas - Buda Limestone formation

The Beeler #2H well located in the Booth-Tortuga acreage block in Dimmit County, Texas produced approximately 45,000 gross BOE during the first 60 days of production, or an average of 750 gross BOE/D.  The Company participates in approximately 10,140 gross acres which are prospective for the Buda formation and has an approximate 30% working interest and an approximate 22.8% net revenue interest in the acreage.

Two additional wells in the Booth-Tortuga acreage block targeting the Buda Limestone formation are now scheduled to be drilled in succession.  The Beeler #3H well is currently scheduled to spud on July 20, 2013.  The Beeler #4H well is currently scheduled to spud in late August 2013.

Williston Basin, North Dakota – Bakken and Three Forks formations

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The Caper 1-15-22H (Bakken Formation) well was completed with 35 fracture stimulation stages mid-June with an early peak 24-hour production rate of 2,063 BOE/D.  The well produced 16,137 BOE during the first 11 days of production or an average of 1,543 BOE/D.  The Company has an approximate 1.30% working interest (“WI”) and a 1.02% net revenue interest (“NRI”) in the well.

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The Rogers 1-12 #1TFH (Three Forks Formation) well was completed with 35 fracture stimulation stages in mid-June with an early peak 24-hour production rate of 825 BOE/D on a 42/64 choke.  The initial production rate consisted of approximately 696 barrels of oil and 776 MCF of natural gas.  The Company has an approximate 9.36% WI and a 7.30% NRI in the well.

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The Dobias 152-103-32-29-11TFH (Three Forks Formation) well was completed with 35 fracture stimulation stages in the first week in July with an early peak 24-hour production rate of 1,326 BOE/D on a 38/64 choke.  The initial production rate consisted of approximately 1,179 barrels of oil and 884 MCF of natural gas.  The Company has an approximate 1.91% WI and a 1.49% NRI in the well.

Press Release
July 17, 2013

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The Dobias 152-103-32-29-#1H (Bakken Formation) well was completed with 35 fracture stimulation stages in the second week of July with an early peak 24-hour production rate of 1,399 BOE/D on a 52/64 choke.  The initial production rate consisted of approximately 1,203 barrels of oil and 1,176 MCF of natural gas.  The Company has an approximate 1.91% WI and a 1.49% NRI in the well.

Williston Basin Wells in Progress:

Well Name	Operator	Formation	Working Interest	Net Revenue Interest	Status
Mongoose 1-8-5H	Emerald Oil Inc.	Bakken	0.29%	0.23%	Producing - IP rate TBA
Van Hook 126-2523H	EOG Resources	Bakken	0.36%	0.27%	Producing - IP rate TBA
Van Hook 19-2523H	EOG Resources	Bakken	0.36%	0.27%	Producing - IP rate TBA
Slugger 1-16-21H	Emerald Oil Inc.	Bakken	0.36%	0.28%	Completing
Young 31-30 #1H	Zavanna LLC	Bakken	2.69%	2.13%	Completing
State 36-1 #4TFH	Statoil	Three Forks	3.64%	2.88%	Completing
Talon 1-9-4H	Emerald Oil Inc.	Bakken	0.27%	0.21%	Drilled - completion pending
Hovde 33-4 2TFH	Statoil	Three Forks	2.47%	1.95%	Drilled - completion pending
Excalibur 2-25-36H	Emerald Oil Inc.	Bakken	0.82%	0.61%	Drilling
Wayne Zumhof Federal 5300 44-15T	Oasis Petroleum	Three Forks	4.33%	3.24%	Scheduled to spud July 2013
Gene Zumhof Federal 5300 11-23T	Oasis Petroleum	Three Forks	0.41%	0.31%	Scheduled to spud July 2013
Hovde 33-4 #3TFH	Statoil	Three Forks	2.45%	1.94%	Scheduled to spud August 2013
Hovde 33-4 #4H	Statoil	Bakken	2.45%	1.94%	Scheduled to spud August 2013
		Average:	1.61%	1.25%

East Texas

Wilcox Sand formation

The Fender #1 well located in Anderson County, Texas was drilled in April, 2013.  The operator is continuing to test the prospective zones which were encountered while drilling for commercial viability.  The Company has an approximate 19.8% WI and 15.4% NRI in this project.

Remington Village

On March 5, 2013, the Company entered into a Purchase and Sale Agreement with an undisclosed buyer to sell its Remington Village apartment complex located in Gillette, Wyoming for $15.0 million.  The transaction is now anticipated to close on or before September 20, 2013, subject to due diligence and the purchaser’s ability to obtain an acceptable loan commitment for the proposed acquisition of the property.  There is no assurance that the transaction will close at that time, on the expected terms or at all.

Press Release
July 17, 2013

CEO Statement

“We are pleased to report an active oil and gas development schedule at mid-year 2013.  We have multiple wells in development in the Williston Basin of North Dakota and are looking forward to drilling the next two Buda Limestone formation wells in succession in South Texas with Crimson,” stated Keith Larsen, CEO of U.S. Energy Corp.  “If the next two Buda wells prove to have a production profile similar to the Beeler #2H, we are confident that drilling will continue in the near term,” he added.

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About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of its oil and gas assets.  The Company also owns the Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

Disclosure Regarding Forward-Looking Statement

This news release includes statements which may constitute "forward-looking" statements, usually containing the words “will,” “anticipates,” "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release relate to, among other things, U.S. Energy’s expected future production and capital expenditures and projects, its drilling and fracing of wells with industry partners and potential additional drilling opportunities, its ownership interests in those wells, the oil and natural gas targets or goals for the wells, future capital expenditures (including the availability of funds to make such expenditures) and projects, future expenses, production, costs and sale transactions.  There is no assurance that any of the wells referenced in this press release will be economic.  Initial and current production results from a well are not necessarily indicative of its longer-term performance.  Future transactions may not close on the terms we anticipate or at all.  The forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, dry holes and other unsuccessful development activities, higher than expected expenses or decline rates from production wells, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2012 and the Form 10-Q for the quarter ended March 31, 2013) all of which descriptions are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com